Exhibit 10.3

GRANT AWARD AGREEMENT AND NOTICE

NON-EMPLOYEE DIRECTOR

ANNUAL STOCK OPTION AWARD

                             , 200

Under Armour, Inc. (the “Company”) has granted to you, the Optionee identified below, as a Non-Employee Director of the Company, non-qualified stock options (an “Option”) to purchase shares of the Company’s Class A Common Stock. Your grant has been made pursuant to the terms of the Under Armour, Inc. 2006 Non-Employee Director Compensation Plan (the “Plan”) and the Under Armour, Inc. 2005 Omnibus Long-term Incentive Plan (the “Incentive Plan”). The Plan and Incentive Plan, along with this Notice, set forth the terms and conditions of this grant. The Plan and Incentive Plan are incorporated herein by reference. Acceptance of this grant by you constitutes your acknowledgment that you have received and read copies of the Plan and the Incentive Plan, and your acceptance of all terms and conditions of such plans. Capitalized terms used in this Notice shall have the respective meanings given to such terms in the Plan, unless otherwise defined in this Notice.

Optionee Name:	________________________________________________________

Grant Date:	, 200

Number of Options Granted:	_____________

Exercise Price Per Share:	_____________

Vesting:	100% on the date of the Company’s 200 annual stockholder meeting Subject to accelerated vesting in accordance with the terms of the Plan and the Incentive Plan, as applicable.

Expiration Date:	Ten (10) years from the Grant Date, or , 20 Subject to earlier expiration in accordance with the terms of the Plan and the Incentive Plan, as applicable.

You understand that your ability to exercise, and the manner in which you exercise, the Options is subject to any restrictions or requirements imposed by law or by the Company, generally, or by the terms of the Plan or the Incentive Plan.

Under Armour, Inc.

By:

Title: